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PUROFLOW
INCORPORATED                            16559 Saticoy Street, Van Nuys, CA 91406
                                            (818) 756-1388   FAX  (818) 779-3902

                                             June 4, 1999


                        YOUR BOARD HAS ADOPTED A SHAREHOLDER
                       RIGHTS PLAN TO PROTECT YOUR INTERESTS.

Dear Puroflow Shareholder:

On Friday, May 28, 1999 your Board of Directors announced the adoption of a Shareholders Rights Plan, which is designed to protect the Company and its shareholders from the abusive tactics often employed in hostile takeover
attempts by corporate raiders.   More than 1,000 U.S. public companies have
adopted similar plans to protect their shareholders.

The Plan provides for a dividend distribution of Rights to shareholders of record on June 7, 1999 to purchase shares of a new series of preferred stock (or, in certain circumstances, common stock or other consideration) at a heavily discounted rate, which Rights are exercisable upon the occurrence of certain events.

The Rights become exercisable if, after May 28, 1999, a shareholder or shareholder group becomes the beneficial owner of 17.5% or more of the outstanding common shares of the Company, or ten days after the announcement of a tender offer intended to achieve beneficial ownership totaling 17.5% or more of the Company, provided certain other requirements are met. If the Rights do not become exercisable or are not redeemed by your Board, they will expire on May 28, 2001.

The Rights would be available to be exercised by all shareholders, except for the directors of the Company and the shareholder or shareholder group beneficially owning 17.5% or more of the Company's outstanding common stock.
You will find enclosed a summary description outlining the principal features of the Plan, which we urge you to read carefully.

HOW THE PLAN PROTECTS YOUR INTERESTS AS A PUROFLOW OWNER.

We believe our Plan protects your interests as a Puroflow shareholder if the Company is confronted with coercive or unfair takeover tactics by a corporate raider. For example, the Plan contains provisions to protect you in the event of an unsolicited offer to acquire the Company that does not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering a fair price to all shareholders, and other hostile takeover tactics that could hurt your Board's ability to represent your interests fully.

The Plan will neither weaken the financial strength of the Company nor interfere with its business plans. Additionally, the Rights, both before and after their exercise, will have no


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dilutive effect on your shares and will not decrease earnings per share or change how you can trade Puroflow common stock.

The Plan also permits the Board to maintain corporate stability in today's volatile takeover environment, a critical aspect in retaining and recruiting highly qualified executives to manage your Company.

THE PLAN WILL NOT STOP A FAIR OFFER TO ACQUIRE THE COMPANY.

The Plan is not intended to prevent an acquisition of the Company and will not interfere with a merger or other transaction that your Board of Directors approves as fair and as providing full value to shareholders.

If a qualified buyer makes an offer on terms that are favorable and fair to all shareholders, the Board would be willing to commence negotiations and Plan will have no effect. The Plan is designed to deal only with the very serious problem of actions by hostile acquirors that attempt to deprive a company's shareholders and its board of the directors of the ability to determine the destiny of the company.

CORPORATE RAIDER STEEL PARTNERS HAS SUED YOUR COMPANY.

You should know that your Company has recently been sued by Steel Partners, alleging securities laws violations. Steel Partners is a New York City hedge fund run by Warren Lichtenstein, a stock speculator and former risk arbitrageur, which has developed a track record as a dissident shareholder and corporate raider. We believe Steel Partners' lawsuit is without merit and simply another harassment tactic by a raider. On May 5, Steel Partners announced that it intended to launch a proxy fight to replace your Company's Board of Directors with its own hand-picked nominees at our next annual meeting.

We believe our Plan will give the Company an opportunity to explore strategic alternatives to enhance share value and will give shareholders more time to evaluate the Board's plans for the future.

Please refer to the enclosed summary of the Plan to answer any questions you may have. If you have further questions, please call the Company's proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885. We invite your telephone calls and appreciate your continued support of Puroflow.

On behalf of the Board of Directors,


Sincerely,

/s/ Michael H. Figoff
-----------------------
 Michael H. Figoff

President and Chief Executive Officer


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                              PARTICIPANT INFORMATION

In compliance with the rules and regulations promulgated by the Securities and Exchange Commission, the following information is being furnished with respect to Puroflow's nominees for election as directors at the 1999 annual meeting of stockholders.

1. MICHAEL H. FIGOFF. Mr. Figoff serves as the President and Chief Executive Officer of the Company, after joining the Company in November 1988. Mr. Figoff has more than 30 years of experience in the marketing and manufacture of aerospace and defense-related products. As of the date hereof, Mr. Figoff beneficially owns 365,000 shares of Puroflow common stock including the right to purchase 55,000 shares pursuant to stock options. Mr. Figoff's 365,000 shares also includes 8,000 shares owned by Mr. Figoff's wife with respect to which he disclaims beneficial ownership.

2. REUBEN M. SIWEK. Mr. Siwek serves as Chairman of the Board of Directors of the Company and as its General Counsel. He has practiced law in the state of New York for more than 48 years. Mr. Siwek beneficially owns 576,250 shares of Puroflow common stock including options to purchase 50,000 shares. Mr. Siwek's 576,250 shares also includes 70,000 shares owned by Mr. Siwek's wife with respect to which he disclaims beneficial ownership.

3. DR. TRACY KENT PUGMIRE. Dr. Pugmire serves as a member of the Board of Directors of the Company and on the board's audit committee. He is an independent aerospace consultant and representative. He is currently involved with design and fabrication activities on the X-33 and X-34 rocket vehicles. Dr. Pugmire beneficially owns 40,000 shares of Puroflow common stock including the right to purchase 19,000 shares pursuant to stock options.

4. ROBERT A. SMITH. Mr. Smith currently serves as Vice Chairman of the Board of Directors of the Company. He also serves as President of Microsource Incorporated, a company engaged in the manufacturing of microwave signal generation equipment to the defense, telecommunications and instrument/test industries. Mr. Smith has extensive engineering, marketing and management experience in the filter industry. Mr. Smith beneficially owns 250,000 shares of Puroflow common stock including the right to purchase 40,000 shares pursuant to stock options.


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                   SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES

     UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.

     On May 28, 1999, the Board of Directors of Puroflow Incorporated, a Delaware corporation (the "CORPORATION"), declared a dividend distribution of one preferred share purchase right (a "RIGHT") for each outstanding share of Common Stock, par value $.01 per share (the "COMMON SHARES") of the Corporation. The dividend is payable to the stockholders of record as of 5:00 P.M., Eastern Standard Time, on June 7, 1999 (the "RECORD DATE"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share (the "PREFERRED SHARES") at a price of $5.00 per one one-thousandth of a Preferred Share (the "PURCHASE PRICE"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 28, 1999 (the "RIGHTS AGREEMENT"), between the Corporation and Continental Stock Transfer & Trust Company (the "RIGHTS AGENT").

     Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates (as hereinafter defined) will be distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" has acquired after May 28, 1999 beneficial ownership of 17.5% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "DISTRIBUTION DATE"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "ACQUIRING PERSON." The first date of public announcement that a person or group has become an Acquiring Person is the "SHARES ACQUISITION DATE." "DISINTERESTED DIRECTORS" are directors who are not officers of the Corporation and who are not Acquiring Persons or their affiliates, associates or representatives of any of them, or any Person who directly or indirectly proposed or nominated as a director of the Corporation by a Transaction Person (as defined below).

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the


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Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., New York City time, on May 28, 2001, unless earlier redeemed by the Corporation as described below.

     In the event that any person becomes an Acquiring Person (except pursuant to a Permitted Offer as defined below), each holder of a Right will have (subject to the terms of the Rights Agreement) the right (the "FLIP-IN RIGHT") to receive upon exercise the number of Common Shares, or, in the discretion of the Board of Directors, of one one-thousandths of a Preferred Share (or, in certain circumstances, other securities of the Corporation) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof or by any Director of the Corporation in office on the date of the Rights Agreement will be null and void. A "PERMITTED OFFER" is a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by a majority of Disinterested Directors to be adequate (taking into account all factors that such Disinterested Directors deem relevant) and otherwise in the best interests of the Corporation, its stockholders and its other relevant constituencies (other than the person or any affiliate or associate thereof on whose basis the offer is being made) taking into account all factors that such directors may deem relevant.

     In the event that, at any time following the Shares Acquisition Date, (i) the Corporation is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Corporation's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "FLIP-OVER RIGHT") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of one-thousandths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time


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to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     The Purchase Price is also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional one-thousandths of a Preferred Share will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day price to the date of exercise.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $ 1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $ 1.00 per share; thereafter, and after the holders of the Common Shares receive a liquidation payment of $0.001 per share, the holders of the Preferred Shares and the holders of the Common Shares will share the remaining assets in the ratio of one thousand to 1 (as adjusted) for each Preferred Share and Common Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive one thousand times the amount received per Common Share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to at least six full quarterly dividends, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Corporation may redeem the rights in whole, but not in part, at a price of $.001 per Right (the "REDEMPTION PRICE"), which redemption shall be effective upon the action of the Board of Directors. Additionally, the Corporation may redeem the then outstanding Rights in whole but not in part, at the Redemption Price after the triggering of the Flip-in Right and before the expiration of any period during which the Flip-in Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Corporation in which all holders of Common Shares are treated alike but not involving a Transaction Person (as defined below). Upon the effective date of the


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redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Corporation, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.


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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             PUROFLOW INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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